NPC INTERNATIONAL, INC. ANNOUNCES CLOSING OF ACQUISITION OF
39 WENDY'S UNITS FROM THE WENDY’S COMPANY

Overland Park, Kansas, (July 25, 2016) - NPC International, Inc. announced today that it has completed the acquisition of 39 Wendy’s restaurants in the Raleigh-Durham metropolitan area, including four restaurants that were recently constructed by Wendy’s for $35.6 million, plus amounts for working capital. As part of the transaction, NPC plans to remodel certain acquired and existing restaurants in Wendy’s new Image Activation format.

This acquisition was completed with a subsidiary of The Wendy’s Company and is part of the Wendy’s System Optimization initiative to reduce company-operated restaurant ownership to approximately five percent of the total system. This acquisition was funded with available cash on hand. The restaurants will be operated by NPC’s wholly-owned subsidiary, NPC Quality Burgers, Inc.

NPC International, Inc. is the world’s largest Pizza Hut franchisee and currently operates 1,232 Pizza Hut restaurants and delivery units in 28 states and 184 Wendy’s units in 5 states.

Cautionary Statement Regarding Forward-Looking Statements

Certain statements contained in this news release that do not relate to historical or current facts constitute forward-looking statements. These include statements regarding our plans and expectations. Forward-looking statements are subject to inherent risks and uncertainties and there can be no assurance that such statements will prove to be correct. Actual results may vary materially from those anticipated in such forward-looking statements as a result of a number of factors, including changes in credit market conditions, lower than anticipated consumer discretionary spending; deterioration in general economic conditions; competition in the quick service restaurant market; adverse changes in food, labor and other costs; price inflation or deflation; our ability to successfully complete acquisitions of additional restaurant units; and other factors. These risks and other risks are described in the filings of NPC Restaurant Holdings, LLC with the Securities and Exchange Commission, including its Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Copies of these filings may be obtained by contacting NPC or may be accessed at www.sec.gov. All forward-looking statements made in this news release are made as of the date hereof. NPC does not intend to update these forward-looking statements and undertakes no duty to any person to provide any such update under any circumstances. Investors are cautioned not to place undue reliance on any forward-looking statements.

NPC contact:
Troy D. Cook, Executive Vice President-Finance & Chief Financial Officer
913-327-3109
7300 W 129th St
Overland Park, KS 66213